Exhibit 18.1


November 9, 2006

Board of Directors
GAMCO Investors Inc. and Subsidiaries
One Corporate Center
Rye, New York 10580

Dear Sirs:

Note A of the Notes to Condensed Consolidated Financial Statements of GAMCO Investors Inc. and Subsidiaries (the "Company") included in its amended Form 10-Q/A for the period ended March 31, 2006 describes a change in the method of accounting for the Company's management fee revenues on closed-end mutual fund preferred shares and incentive fee revenues on investment partnerships from recognizing such fees during each interim period based on the formula to determine what would be due at the interim date if the contracts were terminated to recognizing such fees at the end of the measurement period. We conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any consolidated financial statements or condensed consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2005, and therefore we do not express any opinion on any condensed consolidated financial statements of GAMCO Investors Inc. and Subsidiaries subsequent to that date.

                                                    Very truly yours,


                                                    /s/ Ernst & Young LLP